Exhibit 99.1

Farmland Partners Inc. Announces Agreement for Acquisition of Burlington, Colorado-Based Farm

Denver, CO—April 21, 2014 /PRNewswire/—Farmland Partners Inc. (NYSEMKT:FPI) (the “Company”) today announced that it has entered into purchase agreements to acquire an approximately 3,696-acre row crop farm for approximately $8.75 million. The Burlington, Colorado-based farm is located primarily in eastern Colorado, with a small portion of the acres immediately across the border in western Kansas. The Company intends to sign a three-year lease with the seller at an anticipated unlevered annual cash return of approximately 4.63%. The acquisition, which is subject to customary closing conditions, is expected to close no later than May 30, 2014. The Company intends to obtain mortgage financing on the farm at or subsequent to closing in an amount representing approximately 40-50% of the purchase price.

“We are excited to announce this sale-and-leaseback transaction with a very successful Burlington-based farm family. We think this is the first of several high-quality farmland investments we intend to make in the coming months,” said Paul Pittman, CEO of Farmland Partners Inc. “Once this acquisition closes, Farmland Partners’ portfolio will consist of over 11,000 acres of row crop farmland, addressing the increasing global grain demand.”

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality primary row crop farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 38 farms with an aggregate of approximately 7,300 acres in Illinois, Nebraska and Colorado. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2014.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the pending acquisition. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. These forward-looking statements are based upon the Company’s present expectations, but the events, expectations, intentions or prospects suggested by or reflected in these statements are not guaranteed to occur or be achieved, and you should not place undue reliance on such statements.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s final prospectus related to its initial public offering dated April 10, 2014.